                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             The Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(a)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ADVANCED NUTRACEUTICALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-8(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                         Advanced Nutraceuticals, Inc.
                               9101 Jameel Road
                             Houston, Texas 77040

                   Notice Of Annual Meeting Of Shareholders


To the Shareholders:

     The annual meeting of shareholders of Advanced Nutraceuticals, Inc. (the "Company"), will be held at 3:00 P.M., local time, on June 6, 2000, at the Crowne Plaza Hotel, 12801 Northwest Freeway, Houston, Texas, for the following purpose:

     1.   To elect seven directors to serve one-year terms ending in the year
          2001;

     2. To amend the 1995 Stock Option Plan to increase by 1,100,000 the number of shares of common stock available for Plan purposes;

     3. To approve the conversion of 221,127 shares of the Company's Series A Preferred Stock to 2,211,270 shares of the Company's common stock; and

     4. To transact any other business that may properly be discussed at the meeting or at any subsequent meeting if the annual meeting has to be postponed or adjourned.

     You may vote if you are a shareholder of record on April 20, 2000. A list of shareholders entitled to vote at the annual meeting will be available for inspection by shareholders of record during business hours at the principal offices of the Company during the ten day period prior to the annual meeting and will also be available at the annual meeting.

     Your Board of Directors unanimously recommends that you vote to adopt the above proposals, which are described in detail in the accompanying Proxy Statement.

     It is important your shares be represented and voted at the annual meeting. The management of the Company hopes that you will be able to attend the annual meeting in person. If you are unable to attend, please vote by marking, signing, dating and promptly returning the enclosed proxy in the enclosed reply envelope. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

                                    By Order Of the Board of Directors:


May 1, 2000                         Jana B. Mitcham
                                    Secretary

                   Questions And Answers About The Proposals

Q:  Why is the Company now known as Advanced Nutraceuticals, Inc.?

A: In March 2000 Nutrition For Life International, Inc. was reorganized into a holding company structure in which Advanced Nutraceuticals, Inc. became the holding company. As a result of the reorganization, persons who held stock in Nutrition For Life International, Inc. now hold stock in Advanced Nutraceuticals, Inc., and Nutrition For Life International, Inc. is now operated as a wholly-owned subsidiary of Advanced Nutraceuticals, Inc.

Q: Why is the Board proposing the conversion of Series A Preferred Stock to common stock?

A: In November and December 1999, we completed the acquisitions of three companies and diversified our operations to include the manufacture of nutritional supplements and pharmaceuticals. We issued preferred stock to the former shareholders of the three companies we acquired and agreed to recommend to our shareholders that the preferred stock be converted to common stock.

Q:  Why is the Board proposing to amend the 1995 Stock Option Plan?

A: As a result of the acquisitions, we currently employ 280 persons, which is an increase of approximately 58.2%. The amendment will increase the number of shares available for Plan purposes by 1,100,000. This increase is necessary to continue to promote our interests and the interest of our shareholders by:

    *  Attracting and retaining key employees;

    *  Providing participants a significant stake in our performance;

    * Providing an opportunity for participants to increase their holdings of our common stock.

Q:  How do I vote?

A: After carefully reading and considering the information in this proxy statement, please mark, sign and date your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the annual meeting. Your proxy card will instruct the persons named on the card to vote your shares at the annual meeting as you direct on the card. The Board recommends that you vote for the Board nominees and for other proposals. If you do not vote or you abstain, the effect will be a vote against the proposal. You may also vote by attending the meeting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares based on your instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q:  May I change my vote?

A: If you are a shareholder of record, you may change your vote at any time before your proxy is voted at the annual meeting by:

    *  Sending us a proxy card dated later than your last vote;

    *  Notifying the secretary of the Company in writing; or

    *  Voting at the meeting.

    If you have instructed a broker to vote your shares you must follow directions received from your broker to change your vote.

                         Advanced Nutraceuticals, Inc.
                               9101 Jameel Road
                             Houston, Texas  77040

                                Proxy Statement

                               Table of Contents

Questions And Answers About The Proposals.................................................

General Information for Shareholders......................................................

Proposal 1: Election Of Directors.........................................................
Vote Required.............................................................................
Information About the Nominees to the Board of Directors..................................
Committees of the Board of Directors......................................................
Officers..................................................................................
Directors Meetings and Compensation.......................................................
Compensation Committee Report.............................................................
Compensation of Directors.................................................................

Proposal 2: Approval of Amended 1995 Stock Option Plan....................................

Proposal 3:  Approval of Conversion of Series A Preferred Stock to Common Stock...........

Security Ownership........................................................................
Independent Public Accountants............................................................
Stockholder Proposals for the Next Annual Meeting.........................................
Where You Can Find More Information.......................................................
Other Matters.............................................................................

                     General Information For Shareholders

     We are mailing this proxy statement to you, on or about May 4, 2000. Together with this document, we are also sending to you a notice of the annual meeting and a form of proxy that our Board is soliciting for use at the annual meeting. The annual meeting of shareholders will be held on June 6, 2000 at 3:00 p.m., local time. Your vote is very important.

Who Can Vote
------------

     Record holders of the common stock on April 20, 2000 may vote at the annual meeting. On the record date, there were 5,808,595 shares of common stock outstanding.

How To Vote
-----------

     You are entitled to cast one vote for each share of common stock you own on the record date. Shares represented by a proxy marked "abstain" on any matter will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal. Therefore, any proxy marked "abstain" will have the effect of a vote against the matter.

     The shares represented by a proxy as to which there is a "broker non-vote" (for example, where a broker does not have discretionary authority to vote the shares), or a proxy in which authority to vote for any matter considered is withheld, will be considered present at the annual meeting for purposes of determining a quorum, but will have no effect on the vote.

     All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board.

     If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the annual meeting.

Vote Required
-------------

     The vote required for each proposal is set forth in the discussion of each proposal under the caption entitled, "Vote Required."

Costs Of Solicitation
---------------------

     We will pay for preparing, printing and mailing this proxy statement. Our regular employees or other representatives without additional compensation by us may solicit proxies personally or by telephone. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to beneficial owners.

                      Proposal 1: Election of Directors

     The current members of the Board of Directors are F. Wayne Ballenger, David
P. Bertrand, M. F. Florence, Jana B. Mitcham and Gregory Pusey. Each of the current directors has been nominated for election to the Board of Directors to serve for a term of one year until the next annual meeting of shareholders or until his successor is elected and qualified. In addition, Pailla M. Reddy and Neil S. Sirkin have been nominated. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy will be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required

     The seven candidates having the highest number of votes cast in favor of their election will be elected to the Board of Directors.

     The Board of Directors recommends a vote for the election of these nominees for election as directors.

Information About The Nominees To The Board Of Directors

     Please review the following information about the nominees for election to the Board of Directors.

     F. Wayne Ballenger, age 53, has served as President of First Commercial Capital since 1995. He has also served as President of Puncture Guard LLC since December 1994. From March 1992 to December 1994, he served as director of sales and marketing for Petrolon, Inc., a multi-level marketing organization. Immediately prior thereto, he served as a vice president of Southwest Bank of Texas with commercial lending responsibilities. Mr. Ballenger received a B.B.A. degree from the University of the South in 1968. Mr. Ballenger became a director of the Company in November 1995.

     David P. Bertrand, age 56, has served as president, chief executive officer and a director of the Company and its predecessors since 1984. Mr. Bertrand received a B.S. degree in education in 1966 and a Master of Education degree in administration and supervision in 1969, both from McNeese State University in Lake Charles, Louisiana. Mr. Bertrand is the brother-in-law of Jana B. Mitcham.

     M. F. Florence, age 63, has served as President of Sherfam Inc. since 1989. Sherfam Inc. is a holding company, principally of pharmaceutical companies and is the parent of Shermfin Corp., which is a principal shareholder of the Company. From 1958 to 1989, Mr. Florence was associated with the firm of Wm. Eisenberg & Co., a firm of chartered accountants in Canada. He served as a partner of the firm from 1964 to 1989. Mr. Florence received a Bachelor of Commerce degree from the University of Toronto. He is the recipient of a Chartered Accountant degree from the Institute of Chartered Accountants of Ontario. Mr. Florence is President of Citadel Gold Mines, Inc. Mr. Florence is also a Director of Barr Laboratories, Inc., a publicly held corporation whose common shares are listed on the American Stock Exchange. Mr. Florence has served as a director of the Company since 1994.

     Jana B. Mitcham, age 52, has served as Executive Vice President, Secretary and Director of the Company and its predecessors since 1984. Ms. Mitcham received a B.A. degree in 1974 in special education from McNeese State University and undertook graduate work in special education at the Korean Extension of the University of Maryland. Ms. Mitcham is a Fellow with Boston Bio-Science Research Foundation and a member of the Board of Directors of the Multi-Level Marketing International Association. Ms. Mitcham is the sister-in-law of David P. Bertrand.

     Gregory Pusey, age 47, has served as Chairman of the Board of Directors of the Company since November 1999. Mr. Pusey served as an officer and director of the company formerly known as Advanced Nutraceuticals, Inc. ("Old ANI") since December 1997. Old ANI was acquired by the Company in November 1999. He has served both as President of Livingston Capital, Ltd. and President of the general partner of Graystone Capital, Ltd., venture capital firms, since 1987. From 1986 to 1994 , he served as a consultant to the Company and from 1994 to 1998, he served as a director and consultant to the Company. Since 1988, Mr. Pusey has been the President and a director of Cambridge Holdings, Ltd., a publicly held real estate development firm. Mr. Pusey graduated summa cum laude from Boston College with a B.S. degree in finance in 1974.

     Pailla M. Reddy, age 40, is currently Chairman of the Board of Directors, Chief Executive Officer and President of Bactolac Pharmaceutical Inc. Bactolac was acquired by the Company in November 1999. Dr. Reddy founded Bactolac and has served as an officer and director of Bactolac, since 1995. From 1991 to 1995, he was production manager for Max Pharmaceutical, Inc. From 1983 to 1991, Dr. Reddy held various positions with Wellcome Pharmaceuticals Ltd., including research chemist and production manager. Dr. Reddy received a B.Sc. degree in chemistry from Osmania University in India, and M.Sc. and Ph.D. degrees in organic chemistry from Kanpur University in India.

     Neil S. Sirkin, age 36, is currently the President of the Ash division of Bactolac. Ash was acquired by the Company in December 1999. Mr. Sirkin was co-founder of Ash and served as an officer and director of Ash since 1996. He previously performed a variety of consulting and special project activities while affiliated with Sirkin Enterprises, Inc. Mr. Sirkin attended the University of Miami.

Officers

     The Board has elected the following executive officers. It is expected that the Board will elect officers annually following each annual meeting of Shareholders. Information is provided below regarding the names and ages of all executive officers of Nutrition For Life who are not directors of Nutrition For Life, their position with Nutrition For Life and the period they have served as executive officers of Nutrition For Life.

     John R. Brown, Jr., age 62, became Vice President-Finance of the Company in September 1996, and had previously served the Company on a part-time basis commencing in December 1995. From April, 1989, until he joined the Company, Mr. Brown was a management consultant performing merger and acquisition services, systems analyses, financial reporting assistance, and other services for both publicly and privately held companies. From June, 1987 to March, 1989 he was Vice President-Finance & Administration for Environmental Protective Industries, Inc., an environmental services organization. Mr. Brown is a Certified Public Accountant and has over 20 years experience in public accounting with both national and local firms. He received a B.S. degree in mechanical engineering from Stanford University and an M.B.A. degree from the University of Texas at Austin.

     Barry C. Loder, age 41, became Vice President of Corporate Development of the Company in November 1999. Mr. Loder served as an officer and director of Old ANI from September 1997 to November 1999. In January 1998, he served as President of BCL Partners, Inc., a firm specializing in mergers and acquisitions. From March 1995 to January 1998, Mr. Loder served as Chief Financial Officer and later also as Chief Operating Officer of the Company.
From October 1993 through March 1995, Mr. Loder was a financial consultant, performing corporate finance, merger and acquisition and other financing activities. Mr. Loder was the Manager of Mergers and Acquisitions for Allwaste, Inc. from 1992 to 1994. Mr. Loder was co-founder of Republic Waste Industries and served as Senior Vice President of Finance during 1990 and 1991. Mr. Loder has a Masters Degree in business administration from Houston Baptist University, a B.A. in accounting from Walsh University and is a Certified Public Accountant.

     Jeffrey G. McGonegal, age 49, became Senior Vice President - Finance of the Company in February 2000. Since 1997, Mr. McGonegal has served as Managing Director of McGonegal and Co., a company engaged in providing accounting and business consulting services. Mr. McGonegal served as a consultant to the Company in connection with the recent acquisitions. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as managing partner of the Denver, Colorado office. Mr. McGonegal is a member of the board of directors of The Rockies Venture Club, Inc. and Colorado Venture Centers, Inc. He received a B.A. degree in accounting from Florida State University.

     David O. Rodrigue, age 52, became Vice President and Chief Financial Officer of the Company in January, 1998. From 1993 until he joined the Company, Mr. Rodrigue served as Vice President-Finance and Chief Financial Officer of Positron Corporation, a publicly held company engaged in medical imaging. From 1989 to 1993, he functioned as a consultative chief financial officer to several privately held companies. Mr. Rodrigue is a Certified Public Accountant and was previously employed by Coopers & Lybrand. He received B.S. and M.B.A. degrees from Louisiana State University.

Relevant Business Relationships And Related Transactions

     In March 1995, we entered into an agreement with Shermfin Corp. regarding
conversion to common stock of debt owned by us to Shermfin Corp.   We agreed
with Shermfin Corp. that, for so long as Shermfin Corp. owns 10% or more of our outstanding common stock, Shermfin Corp. would be entitled to designate one person to serve as a member of our Board of Directors. Shermfin Corp. designated M. F. Florence to serve on the Board.

     NION Laboratories, which was a subsidiary of Shermfin Corp. until June 1995, was a key supplier to us of nutritional supplements and other consumer-related products. We purchased from NION approximately $494,000, $4,190,000 and $5,234,000 of goods during the fiscal years ended

September 30, 1998, 1997 and 1996, respectively. Richard S. Kashenberg, a director of the Company until October 1999, served as the chief executive officer of NION until December 31, 1996 and as a consultant to NION through October 31, 1997. We believe that the terms we obtained from NION were at least as favorable as could have been obtained from third parties.

     During 1998 and 1999, respectively, we purchased approximately 41,000 and 32,000 copies of a book, "Making A Difference While You're Making A Living", written by our President, David P. Bertrand, and his son, J. Mark Bertrand, who is also an employee of the Company, at a cost to us of $5.00 per book. New Paradigm Publishing, a company established by J. Mark Bertrand, published the book and subsequently sold it to us. We sold approximately 10,000 and 3,000 copies of the book during 1999 and 1998, respectively, at an average selling price of approximately $10.95 per copy. The book has been placed in our product catalog at per copy prices ranging from $8.95 to $12.95, based upon quantity ordered, and in 1999, approximately 35,000 of the books were part of the materials provided to new distributors in our starter kits. Additionally, in 1998 approximately 19,000 copies of the book were shipped to distributors as part of our Business Training Systems for that month. New Paradigm Publishing has agreed to accept return of any books ordered, but not sold by us and to refund to us the $5.00 per book purchase price for any copies returned to it by us. The Board unanimously approved the purchase of these books. As of September 30, 1999 and 1998, no amounts were owed by us to New Paradigm Publishing.

Board of Directors Meetings and Committees

     Our Board held nine meetings in person or by consent during the fiscal year ended September 30, 1999. None of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served that were held during the period that they served.

     The Board has two standing committees, the audit committee and the compensation committee. M.F. Florence and F. Wayne Ballenger serve as the two members of the audit committee. During the fiscal year ended September 30, 1999, the audit committee held three meetings. The primary functions of the audit committee are to review the scope and results of audits by our independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg served as the three members of the compensation committee. Mr. Kashenberg resigned as a director in October 1999. During the fiscal year ended September 30, 1999, the compensation committee held two meetings. The compensation committee reviews stock option and other compensation policies and programs.

Compliance With Section 16(a) Reporting Requirements

     Based solely on our review of copies of Section 16(a) reports filed by officers, directors and greater than 10% shareholders with the Securities and Exchange Commission, which have been received by us and written representations from these persons that no other reports were required for those persons, we believe that all filing requirements applicable to those persons were complied with for the fiscal year ended September 30, 1999, except that each person who was an officer or director during the fiscal year ended September 30, 1999 failed to file on a timely basis a report on Form 5 reporting a stock option grant.

Compensation Committee Report

     The compensation committee (the "Committee") of the Board has been established by the Board to periodically review the compensation philosophy for our executives, and to recommend to the Board compensation packages for the Company's executives. The Committee also reviews and recommends to the Board any additions to or revisions of our stock option plans. The Committee consists exclusively of non-employee directors, appointed by resolution of the entire Board.

     The Committee's objective is to set executive compensation at levels which
(i) are fair and reasonable to the shareholders, (ii) link executive compensation to long-term and short-term interest of the shareholders, and (iii) are sufficient to attract, motivate and retain outstanding individuals for executive positions.

     Fairness to the shareholders is balanced with the need to attract, retain and motivate outstanding individuals by comparing our executive compensation with the compensation of executives at other companies. The Committee's overall goal is to achieve strong performance by the Company and its executives by affording the executives the opportunity to be rewarded for strong performance. The Committee attempts to provide both short-term and long-term incentive pay. To accomplish its objectives, the Committee has structured the executive compensation program with three primary components. These primary components are base salary, annual incentives, and long-term incentives.

     During the fiscal year ended September 30, 1997, the Committee determined to undertake a review of the Company's executive compensation program, with particular emphasis on our chief executive officer and executive vice president. We experienced dramatic growth in the fiscal year ended September 30, 1996, but also experienced problems due to regulatory scrutiny and negative media reports. The Committee determined that it would be in the best interest of the Company and its shareholders for the Committee to review the existing compensation arrangements and to provide a compensation program which recognized, among other factors, the Company's growth, problem areas which could result in short-term performance difficulties, and appropriate incentives to provide impetus for our long-term growth. We retained an independent compensation consultant to assist us in reviewing the executive compensation program. The review included compensation programs of publicly traded peer companies similar in characteristics to us, as well as compensation paid by other network marketing companies with different product lines.

     Effective in October 1996, we entered into employment agreements with David
P. Bertrand, our president and chief executive officer, and Jana B. Mitcham, our executive vice president and secretary. The employment agreements are described in "Employment Agreements." The Committee determined that the base salaries for Mr. Bertrand and Ms. Mitcham should be increased, based on the progress made by the Company, the tremendous effort and energy devoted by them to our business, and the recommendations of the independent compensation consultant based on review of base salaries of other companies.

     In March 1998, after consultation with the Committee, Mr. Bertrand and Ms. Mitcham agreed to a 25% reduction in their annual salaries. Concurrent with the salary reductions, the Company granted to each of Mr. Bertrand and Ms. Mitcham stock options to purchase up to 20,000 shares of common stock at $5.13 per share, the closing trading price of the common stock on the date of the grant. In December 1998, the Company granted to each of Mr. Bertrand and Ms. Mitcham options to purchase up to 25,000 shares of the Company's common stock at $3.00 per share, the closing trading price of the common stock on the date of the grant. The options are exercisable in one-third annual installments commencing in December 1999. The Committee recommended these actions in furtherance of its objectives of linking compensation with Company performance and providing incentive for key executives.

     The Committee also periodically reviews other executive salaries. In addition to the external competitive compensation market, base salary levels reflect each officer's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will typically be paid correspondingly higher salaries. Individual performance criteria used to assess performance include leadership, professionalism, initiative and dependability. However, individual performance assessments are made qualitatively and in total, and no specific weightings are attached to these performance indicators, nor is a formula utilized in determining appropriate salary increases or salary levels.

     In January 1998, David O. Rodrigue joined the Company as Vice President and Chief Financial Officer. Mr. Rodrigue's annual salary is $105,000 and he is entitled to receive bonuses as determined by the Board. Mr. Rodrigue was granted options at the inception of his employment to purchase up to 25,000 shares of the common stock at $5.75 per share, the then closing trading price of the common stock. The options are exercisable in one-third annual installments commencing January 1999. In December 1998, we granted to Mr. Rodrigue options to purchase up to 15,000 shares of the common stock at $3.00 per share, the then closing trading price of the common stock. The options are exercisable in one-third annual installments commencing December 1999. The Committee believes that the compensation package for Mr. Rodrigue is reasonable in relation to industry standards and for companies comparable in size and in the Company's geographic area. The Committee also believes that the compensation program for Mr. Rodrigue has accomplished the objective of linking shareholder and financial performance to Mr. Rodrigue's total compensation.

     In reviewing the employment agreements of Mr. Bertrand and Ms. Mitcham, the Committee recommended that their annual compensation relate to and be contingent upon the performance of the Company. As a result, much of their compensation package is subject directly to annual bonus compensation measured by the Company's achievement of certain specified income criteria. No bonus was paid to either of these persons in the fiscal year ended September 30, 1999 due to the failure to achieve these income criteria.

     The Committee periodically reviews the performance of other executive officers to determine whether bonuses should be paid to those persons. The Committee has not established specific performance measures for determining the award of bonuses. The Committee believes that bonuses should be provided to reward key employees based on Company and individual performance and to provide competitive cash compensation opportunities to the Company's executives. However, based primarily on the Company's financial results in the fiscal year ended September 30, 1999, no bonuses were paid to any executive officers.

     The Company's stock option plans are designed to focus executive efforts on long-term goals of the Company and to maximize total return to the Company's shareholders. The Committee believes that stock options advance the interests of employees and shareholders by providing value to the executives through stock price appreciation only. Options terminate if the employee's employment with the Company is terminated. All options awarded must have an exercise price of at least 100% of fair market value on the date of grant.

     The exact number of shares actually granted to a particular participant reflects both the participant's performance and role in the Company, as well as the Company's financial success, and its future business plans. All of these factors are assessed subjectively and are not weighted. In determining each grant, the Committee also considers the number of stock options which are outstanding, and the total number of options to be awarded.

     In making grants during the fiscal year ended September 30, 1999, the Committee also considered the number of outstanding options previously granted to each officer. Due to the decline in the Company's stock price during the year, all of the options granted to executive officers of the Company in fiscal 1999 were "out-of-the-money" at the fiscal year end of September 30, 1999. The Committee believes that its awards were consistent with the Company's compensation philosophy to increase the emphasis placed on long-term incentives and to be competitive in its total compensation program.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1,000,000, unless the compensation is excluded from the $1,000,000 limit as a result of being classified performance-based. At this time, the Company's executive officers cash compensation levels do not exceed the payment limit and will most likely not be affected by the regulations in the near future. Nonetheless, the Committee intends to review its executive pay plans over time in light of these regulations.

                                    COMPENSATION COMMITTEE

                                    F. Wayne Ballenger
                                    M. F. Florence
                                    Richard S. Kashenberg


Directors Compensation

     Directors who are not employees of the Company receive $18,000 per year, $400 for each Board meeting attended, and $200 for each committee meeting of the Board attended. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses its directors for expenses incurred for attendance at meetings of the Board.

     On November 28, 1995, the 1995 Non-Discretionary Stock Option Plan was adopted for our directors who are not eligible to participate in the other Plans. The Non-Discretionary Plan provided for the grant of options to purchase 5,000 shares of our common stock to each eligible director on November 28, 1995, and options to purchase an additional 5,000 shares of common stock on December 1 of each year, commencing in 1996. The exercise price of the options is the fair market value of the common stock on the date the options are granted. The options expire in five years and are exercisable in full at the date of grant.

     During the years ended September 30, 1998 and 1997, we issued 15,000 options to directors under this Plan. Utilizing the Black-Scholes option-pricing model for the year ended September 30, 1999 and 1998, we determined that the value of the options was not material. The Non-Discretionary Plan was terminated on October 6, 1999. Directors have been granted options as described in Proposal 2: Approval of 1995 Stock Option Plan.

Executive Compensation

     The following table sets forth certain information regarding compensation paid by us to the chief executive officer and each of the other executive officers of the Company (the "named executive officers") during the fiscal years ended September 30, 1997, 1998 and 1999.

Summary Compensation Table



                            ANNUAL COMPENSATION               AWARDS                      PAYOUTS
                            -------------------              -------                      -------

                                                 Other
                                                 Annual      Restricted                               All other
  Name and Principal           Salary            Compen-       Stock          Options/      LTIP       Compen-
       Position         Year    ($)     Bonus    sation        Awards           SARs       Payouts     sation

David P. Bertrand       1997  412,434       0          0              0        40,200      0             6,485
Chief Executive         1998  363,969       0          0              0        20,000      0             6,744
Officer                 1999  318,269       0          0              0        25,000      0             6,744

Jana B. Mitcham         1997  387,793       0          0              0        37,800      0             4,985
Executive Vice          1998  342,172       0          0              0        20,000      0             5,184
  President             1999  298,378       0          0              0        25,000      0             5,184

Barry C. Loder(2)       1997  161,243       0          0              0        55,000        0               0
Vice President and      1998   64,762       0          0              0             0        0               0
Chief Financial         1999        0       0          0              0             0        0               0
 Officer

Ronnie D. Meaux(3)      1997   87,101       0      6,000              0        12,250        0           2,619
 Vice President,        1998   87,739       0          0              0             0        0               0
Treasurer and           1999        0       0          0              0             0        0               0
Assistant Secretary

John R. Brown, Jr.(4)   1997   76,357       0          0              0             0        0               0
 Vice President-        1998   88,628   7,500          0              0             0        0               0
 Finance                1999   96,067       0          0              0        10,000        0               0

David O. Rodrigue(5)    1997        0       0          0              0             0        0               0
Vice President and      1998   74,431       0          0              0        25,000        0               0
Chief Financial         1999  117,760       0          0              0        15,000        0               0
 Officer

________________

(1) We have obtained insurance policies on the lives of Mr. Bertrand and Ms. Mitcham, of which benefit amounts of $1,060,000 and $660,000 on the lives of Mr. Bertrand and Ms. Mitcham, respectively, constitute "keyman" insurance and are payable to us. Approximately 51% of the aggregate insurance benefits on the lives of Mr. Bertrand and Ms. Mitcham are payable to beneficiaries designated by Mr. Bertrand and Ms. Mitcham. In addition, part of the cash value may be used as retirement benefits for the executive officers. The premiums paid by us allocable to these items are included in the table.

(2) Mr. Loder joined the Company as Vice President and Chief Financial Officer in March 1995, and became Chief Operating Officer in April 1997. He resigned in January 1998. Mr. Loder rejoined the Company as Vice President of Corporate Development in November 1999.

(3)  Mr. Meaux resigned his position with the Company in February 1998.

(4) Mr. Brown commenced work with us on a part-time basis in December 1995 and became a full-time employee and officer in September 1996.

(5)  Mr. Rodrigue joined us in January 1998.

Employment Agreements

     Effective October 1, 1996, we entered into employment agreements with Mr. Bertrand and Ms. Mitcham. The terms of these agreements are essentially identical, except that Mr. Bertrand's annual salary is $400,000 and Ms. Mitcham's annual salary is $376,000. Mr. Bertrand and Ms. Mitcham are each also entitled to a bonus if the Company has pre-tax annual income between $3 million and $20 million. Each is entitled to receive 5% of any annual pre-tax income between $3 million and $5 million; four percent of the annual pre-tax income between $5 million and $10 million; and three percent of the annual pre-tax income between $10 million and $20 million. The term of each agreement is three years. Each of the agreements may be earlier terminated upon mutual agreement, death, disability or conviction of the officer, or a material breach of the agreement by the officer. In March 1998 each of Mr. Bertrand and Ms. Mitcham agreed to a 25% reduction in their annual salaries.

     Effective November 1, 1999, we entered into new employment agreements with Mr. Bertrand and Ms. Mitcham. The terms of these agreements are essentially identical, except that Mr. Bertrand's annual salary is $300,000 and Ms. Mitcham's annual salary is $282,000. Mr. Bertrand and Ms. Mitcham are each also entitled to a bonus based on the same formula as in their prior employment agreements. The term of each agreement is one year and will automatically renew for two successive periods of one year each unless notice is given by either party more than 30 days prior to the expiration of the applicable yearly period. Each of the agreements may be earlier terminated upon mutual agreement, death, disability or conviction of the officer, or a material breach of the agreement by the officer.

     On November 17, 1999, we entered into a two year employment agreement with Gregory Pusey, the chairman of the Board, and a one year employment agreement with Barry C. Loder, our vice president of corporate development. Mr. Pusey's and Mr. Loder's annual salaries are $120,000 and $100,000, respectively. Both individuals are entitled to a performance bonus at the discretion of the Board.

     In connection with our acquisition of Bactolac Pharmaceuticals, Inc., we entered into a two year employment agreement with Pailly Reddy. Mr. Reddy will continue to be responsible for the operations of Bactolac. Mr. Reddy receives an annual salary of $200,000 and is entitled to a performance bonus at the discretion of the Board. He is also entitled to continued use of the vehicle that is leased by Bactolac.

     In connection with our acquisition of Ash Corp. through Bactolac, Bactolac entered into two year employment agreements with Neil S. Sirkin and his father, Allan I. Sirkin. Neil S. Sirkin and Allan I. Sirkin are key personnel in the operations of the Ash Division of Bactolac. Both individuals receive an annual salary of $150,000 and are entitled to a discretionary performance bonus.

Option Grants in Fiscal Year Ended September 30, 1999

     The following table sets forth information with respect to stock option grants to the named executive officers during the fiscal year ended September 30, 1999:


                                                                                             Potential Realizable Value at
                                                                                                Assumed Annual Rates of
                                   Individual Grants                                            Stock Price Appreciation
                                                                                                    For Option Term

                              Number of            Percent of
                              Securities           Total options/   Exercise or
Name                          underlying           SARs granted     base price      Expiration         5% ($)         10% ($)
                              Options/SARs         to employees     ($/Sh)          date
                              granted (#)          in fiscal year
David P.                           25,000               13           3.00           02/08             47,167         119,531
 Bertrand
Jana B.                            25,000               13           3.00           02/08             47,167         119,531
Mitcham
Barry C. Loder                          0                0                              0                  0               0
Ronnie D. Meaux                         0                0              0               0                  0               0
John R. Brown,                     10,000                5           3.00           02/08             18,867          47,812
Jr.
David O.                           15,000                8           3.00           02/08             28,300          71,718
Rodrigue

Option Exercises and Year-End Values

     The following table shows option exercises by the named executive officers during the fiscal year ended September 30, 1999 and the number and value of unexercised options at September 30, 1999.

                                                                                              Value of
                                                                        Number of            Unexercised
                              Number of                            Unexercised Options       In-the-Money
      Name                  Shares Under-          Value             At Year End(#)           Options at
      ----                  Lying Options         Realized            Exercisable/           Year End ($)
                            Exercised (#)           ($)              Unexercisable           Exercisable/
                            -------------           ---              -------------         Unexercisable(1)
                                                                                           ----------------
David P. Bertrand                 0                  0               85,200/38,400               10,848/0
Jana B. Mitcham                   0                  0               78,800/37,600               13,224/0
Barry C. Loder                    0                  0                         0/0                    0/0
Ronnie D. Meaux                   0                  0                         0/0                    0/0
John R. Brown, Jr.                0                  0               10,000/10,000                    0/0
David O. Rodrigue                 0                  0                8,334/31,666                    0/0

____________________
(1) Based on the price of the common stock of $2.44 on September 30, 1999 as reported by The Nasdaq Stock Market.

Corporate Performance Graph

   The following graph compares the yearly cumulative return on Nutrition For Life's common stock since July 10, 1995, the date Nutrition For Life's common stock began trading on The Nasdaq Stock Market, with that of the Index for The Nasdaq Stock Market (U.S. Companies) and a peer group including the following companies: BeautiControl Cosmetics, Inc., Herbalife International, Inc., Nature's Sunshine Products, Inc and Reliv' International, Inc.


Total Return Analysis                7/10/95         9/29/95             9/30/96         9/30/97         9/30/98           9/30/99
---------------------               --------        --------            --------        --------        --------          --------
Nutrition For Life                  $    100        $ 304.29            $ 506.40        $ 277.08        $ 104.93          $  85.26
Peer Group                          $    100        $ 332.96            $ 414.28        $ 404.00        $ 218.69          $ 298.48
Nasdaq Composite (US)               $    100        $ 106.85            $ 125.63        $ 172.60        $ 173.43          $ 282.07

Source: Carl Thompson Associates www.ctasaline.com (800) 959-9677. Data from Bloomberg Financial Markets.

S&P 500 Total Return provided by Bloomberg Financial Markets Nasdaq Composite calculations performed by Nordby International

                Proposal 2:  Approval of Amendment to 1995 Stock Option Plan

     You are asked to consider an amendment of our 1995 Stock Option Plan. The following is a summary of the proposed amended 1995 Stock Option Plan.

Vote Required

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is required for approval of the Plan.

     The Board of Directors recommends a vote FOR amendment of the Plan.

Purpose


     The purpose of the Plan is to promote the interests of the Company and its shareholders by:

     .    Attracting and retaining key employees;

     . Providing participants a significant stake in the performance of the Company; and

     . Providing an opportunity for participants to increase their holdings of common stock.

Administration


     The Plan is administered by the option committee. The option committee consists of the Board or a committee of the Board, as the Board may from time to time designate, composed of not less than two members of the Board, each of whom shall be a director who is not employed by the Company. The option committee currently consists of the full Board. The option committee has the authority to select employees and consultants to receive awards, to determine the number of shares of common stock covered by awards, and to set the terms and conditions of awards. The option committee has the authority to establish rules for the administration of the Plan, and its determinations and interpretations are binding.

Eligible Participants

     . Any employee or officer (including executive officers) of the Company, including Any of its subsidiaries will be eligible for a stock option grant under the Plan if selected by the option committee. There are currently approximately 280 employees of the Company, including its subsidiaries who would be eligible for option grants under the Plan.

     . Any consultant to the Company, including directors, will also be eligible to receive option grants under the Plan if authorized by the option committee.

Shares Authorized


     Prior to the amendment, there were 900,000 shares authorized, exclusive of specific options grants made in 1995 to purchase up to 85,000 shares. The proposed amendment will increase the authorized shares, exclusive of specific option grants, to 2,000,000 shares. There are currently outstanding options to purchase up to 1,232,300 shares, including options to purchase shares which have been granted subject to approval of the Company's shareholders of the amendment to the Plan. Option grants to officers, directors and nominees for directors are described under the caption entitled, "Security Ownership." Options to employees typically have vesting periods of three years in annual one-third installments and are exercisable for ten years. All options granted pursuant to the Plan were granted at the fair market value of common stock on the respective dates of grant. If any option grant expires or terminates, all shares which were not issued under the option grant will become available for additional awards under the Plan.

Types of Options


     The Plan was designed to permit the option committee to grant stock options that qualify as "incentive stock options" under Section 422 of the Internal Revenue Code or options that do not so qualify -- "non-incentive stock options."

     All options granted will be subject to the following:

     . The exercise price must be paid at the time the option is exercised in either cash or other shares of common stock.

     . The exercise price cannot be less than the fair market value of the common stock on the grant date.

     . The option committee will determine the vesting schedule of options granted under the Plan and may also impose additional conditions on exercise, including performance goals.

     . Options are not exercisable for at least six months after they are granted, and they cannot be exercised more than ten years after grant.

Federal Income Tax Consequences

     The following is a summary of the principal U.S. federal income tax consequences generally applicable to option grants under the Plan:

     . The grant of an option is not expected to result in any taxable income for the recipient.

     . The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option if certain requirements are met. However, liability may arise for alternative minimum tax. We will not be entitled to a tax deduction when an incentive stock option is exercised.

     . Upon exercise of a Non-incentive stock option, the holder will recognize ordinary income equal to the difference between the fair market value of shares of common stock acquired and the exercise price. We will be entitled to a tax deduction for the same amount.

     . The tax consequences upon a sale of shares acquired in an exercise of an option will depend on how long the shares were held prior to sale, and upon whether such shares were acquired in the exercise of an incentive stock option or non-incentive stock option.

     . If shares acquired upon exercise of an incentive stock options are held for at least one year after exercise and two years from the date that the incentive stock options were granted, the holder will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of shares. If the shares are not held for that period, gain on the sale of shares may be treated as ordinary income.

     . Any gain realized upon the sale of shares acquired in the exercise of a non-incentive stock options for an amount greater than their fair market value on the date of exercise, will be capital gain and any loss will be capital loss. Generally, there will be no tax consequences to us in connection with the disposition of shares acquired in the exercise of an option, except that we may be entitled to a tax deduction in the case of a sale of incentive stock option shares before the holding periods described above have been satisfied.

Adjustments

     Certain corporate transactions or events such as stock splits, recapitalizations, spin-offs, mergers, etc., may directly affect the number of outstanding shares and/or the value of the outstanding common stock. If such transactions occur, the option committee may adjust the number of shares that may be granted under the Plan, as well as the limits on individual option grants. The option committee may adjust the number of shares and the exercise price under outstanding options, and may make other adjustments, which are thought to be in our best interests.

Transferability

     Options granted under the Plan may not be transferred except:

     .    By will or the laws of descent and distribution; or

     . Pursuant to a qualified domestic relations order or the Employee Retirement Income Security Act.

Amendments

     The Board may amend or terminate the Plan at any time. No amendment, however, may:

     . Increase the number of shares reserved for option grants without shareholder approval;

     .    Impair the right of a holder under an option previously granted; or

     .    Increase the benefits accruing to employees under the Plan.

Term

     The Plan will continue until February 28, 2005, unless abandoned or terminated at an earlier time.

                    Proposal 3:  Approval of Conversion of
                          Series A Preferred Stock to
                                 Common Stock

     You are asked to consider and approve the conversion of the outstanding shares of Series A Preferred Stock to common stock.

Vote Required

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is required to approve the conversion of the Series A Preferred Stock.

     The Board of Directors recommends a vote FOR the conversion of 221,127 shares of Series A Preferred Stock into common stock.

Purpose of the Conversion

     In November and December 1999, we completed the acquisitions of three companies and diversified our operations to include the manufacture of nutritional supplements and pharmaceuticals. We issued preferred stock to the former shareholders of the three companies we acquired and agreed to recommend to our shareholders that the preferred stock be converted to common stock.

Reason for Shareholder Approval

     Our common stock is traded on the Nasdaq National Market. Under Nasdaq rules, we must obtain shareholder approval of issuances of common stock equal to 20% or more of our outstanding common stock prior to the issuance. We currently have 5,808,595 shares outstanding. The 221,127 shares of outstanding Series A Preferred Stock will be converted into 2,211,270 shares of common stock upon shareholder approval. This represents 38.1% of the current outstanding shares and will represent 27.6% of the outstanding shares after conversion. There are also 1,232,400 shares of common stock which could be received if earnout amounts are achieved as described below.

The Acquisitions and Acquired Companies

     On November 17, 1999, we completed the acquisitions of Old ANI and Bactolac. Old ANI was formed to pursue a consolidation and integration program in the nutrition industry, and its operations consisted of organizational and financing activities and arrangements for acquisitions of other companies. We subsequently changed the name of Old ANI so that we could use the name Advanced Nutraceuticals, Inc. as the name of the holding company when we reorganized into a holding company structure in March 2000.

     Headquartered in Westbury, New York, Bactolac manufactures nutritional supplements for private label customers. Bactolac handles the formulation, micropulverization, mixing, blending, screening, filter, capleting, and encapsulation of over 100 different vitamins and supplements.

Bactolac also performs limited bottling, labeling and packaging. In addition to the licenses required to manufacture nutritional products, Bactolac also possesses an OTC drug license. Prior to its acquisition, Bactolac was a subcontractor to one of our suppliers.

     In connection with the acquisitions, shareholders of Old ANI received 75,000 shares of Series A Preferred Stock, and the Bactolac shareholder, Pailla
M. Reddy, received 96,831 shares (968,310 shares of common stock after conversion) of Series A Preferred Stock, $2,500,000 in cash and a subordinated promissory note for $2,500,000. In addition, Dr. Reddy may earn up to a total of 17,606 shares of a Series A Preferred Stock (176,060 shares of common stock after conversion), pursuant to an earnout agreement. The earnout amount will be based upon pre-tax income of Bactolac (without giving effect to the operations of the Ash division) which is in excess of $1.5 million, $1.6 million and $1.7 million for each of the 3 years following the Bactolac acquisition.

     On December 1, 1999, we completed the acquisition of Ash Corp. Ash primarily manufactures liquid pharmaceutical and nutraceutical products. Based in Gulfport, Mississippi, Ash contracts for work for some of the largest pharmaceutical companies in the world, including Bayer, Schering Plough, Chattem, Perrigo, Ivax, Watson, and CB Fleet. Ash is the sole U.S. supplier of Phillips Milk of Magnesia for Bayer. Ash's Mississippi facility is comprised of four manufacturing areas: antacid manufacturing, tablet manufacturing, powder manufacturing and bulk magnesium hydroxide manufacturing. The Ash shareholders received 49,296 shares of Series A Preferred Stock (492,960 shares of common stock after conversion), $750,000 in cash and a subordinated promissory note for $500,000. In addition, the Ash shareholders may earn up to a total 105,634 shares of Series A Preferred Stock (1,056,340 shares of common stock after conversion), pursuant to an earnout agreement. The earnout amount will be based upon pre-tax income of the Ash division of Bactolac which is in excess of $500,000 in each of the 2 years following the Ash acquisition.

Designation of Series A Preferred Stock

     To accomplish these acquisitions, the Board of Directors established Series A Preferred Stock. Holders of Series A Preferred Stock have no voting rights, except for those required under the Texas Business Corporation Act, and are not entitled to receive dividends. Upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock has a preference of $28.40 per share, payable prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of common stock.

Conversion of Series A Preferred Stock

     Upon shareholder approval, each share of Series A Preferred Stock will be automatically converted into 10 shares of our common stock. Pursuant to lock-up agreements, shareholders of Old ANI, Ash and Bactolac cannot directly or indirectly, sell, offer to sell, transfer, or otherwise dispose of any of our common stock received in the acquisitions for a period of one year from the closing date of their respective acquisitions.

Reasons To Approve The Conversion

     Our future results and financial condition are dependent on the successful implementation of our business strategy. A key component of our long-term business strategy involves the expansion and diversification of our operations. With the recent acquisitions of Old ANI, Ash and Bactolac, we have expanded our operations to include the manufacture of pharmaceutical products and nutritional supplements.

     We have invested in manufacturing to:

     . Meet the growing demand for pharmaceutical and nutritional supplement products;

     . To position our Company to have a ready supply of nutritional supplement products;

     . To improve operating margins on the sale of nutritional supplement products sold by us; and

     .    To expand and diversify our operations.


     Issuing the convertible Series A Preferred Stock eliminated the need to expend additional capital or to secure additional financing to complete these acquisitions. By approving the conversion of the Series A Preferred Stock into common stock, shareholders will further our goal of acquiring complementary companies while minimizing the amount of cash outlay and indebtedness. Moreover, the conversion will give the shareholders of the acquired companies a stake in our Company, which provides an incentive to improve our performance.

     Apotex Foundation and Shermfin Corp., who collectively own approximately 20.9% of our common stock, have agreed to approve the conversion of the Series A Preferred Stock into common stock.

                              Security Ownership

     The following table sets forth, as of April 7, 2000, the ownership of our common stock held by:

     (1) Each person who owns of record or who is known by us to own beneficially more than 5% of such stock;

     (2)  Each of the directors and nominees for election as directors;

     (3)  Each of the current executive officers; and

     (4)  All of our directors and executive officers as a group.

     The number of shares and the percentage of the class beneficially owned by the persons named in the table and by all directors and executive officers as a group, includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon exercise of certain options or warrants described in the notes of the table.

     In addition, the table sets forth the ownership of our common stock upon shareholder approval of the conversion of the Series A Preferred Stock to common stock.

                                                                                       Number of Shares To       Percentage of
                                                                                       -------------------       -------------
                                        Number of Shares           Percentage of         Be Owned After         Ownership After
                                        ----------------           -------------         --------------         ---------------
         Beneficial Owner                     Owned                  Ownership             Conversion             Conversion
         ----------------                     -----                  ---------             ----------             ----------
Apotex Foundation                           650,000(1)                 11.2                   650,000                 8.1
150 Signet Dr.
Weston, Ontario, Canada
9M9 1T9

Bernard Sherman                           1,215,390(1)                 20.9                 1,215,390                15.2
150 Signet Dr.
Weston, Ontario, Canada
9M9 1T9

Shermfin Corp.                              565,390(1)                  9.7                   565,390                 7.0
150 Signet Dr.
Weston, Ontario, Canada
9M9 1T9

M.F. Florence                               585,390(1)(2)              10.1                   585,390                 7.3
150 Signet Dr.
Weston, Ontario, Canada
9M9 1T9

Jana B. Mitcham                             421,904(3)                  7.1                   421,904                 5.3
10618 Great Plains
Houston, TX  77064

                                                                                       Number of Shares To       Percentage of
                                                                                       -------------------       -------------
                                        Number of Shares           Percentage of         Be Owned After         Ownership After
                                        ----------------           -------------         --------------         ---------------
         Beneficial Owner                     Owned                  Ownership             Conversion             Conversion
         ----------------                     -----                  ---------             ----------             ----------
David P. Bertrand                           333,692(4)                  5.7                   333,692                 4.2
10622 Great Plains
Houston, TX  77064

F. Wayne Ballenger                           20,000(5)                   .3                    20,000                  .3
3134 Meadway Drive
Houston, TX  77082

Gregory Pusey                               141,614(6)                  2.4                   379,950                 4.7
1722 Buffehr Creek Road
Vail, CO  81657

Pailla M. Reddy                                   0(7)                    0                   968,310                12.1
255-07 Williston Avenue
Floral Park, NY  11001

Neil S. Sirkin                                    0(8)                    0                   123,240                 1.5
3600 25/th/ Avenue
Gulfport, MS  39501

John R. Brown, Jr.                           25,000(9)                   .4                    25,000                  .3
2534 Pomeran
Houston, TX  77080

Barry C. Loder                                    0(10)                   0                   207,547                 2.6
9101 Jameel Street
Houston, TX  77040

Jeffrey G. McGonegal                         30,000(11)                  .5                   136,510                 1.7
1905 West Valley Vista Drive
Castle Rock, CO  80104

David O. Rodrigue                            40,000(12)                  .7                    40,000                  .5
17810 Cypress Spring Dr.
Spring, TX  77388

All Officers and Directors as a           1,567,600                    27.0                 2,149,993                26.8
 Group (9 Persons)

________________________________

(1) Mr. Sherman may be deemed a beneficial owner of the shares held by the Apotex Foundation due to his affiliations with the Apotex Foundation. Messrs. Sherman and Florence may be deemed beneficial owners of the shares held by Shermfin Corp. due to their affiliations with Shermfin Corp. In July, 1994, Mr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Mr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. We have no relationship with Kinesis, Inc.

(2) Includes (a) options to acquire 5,000 shares of common stock at $19.75 per share; (b) options to acquire 5,000 shares of common stock at $12.38 per share; (c) options to acquire 5,000 shares of common stock at $7.00 per share; and (d) options to acquire 5,000 shares of common stock at $2.38 per share. Does not include options to acquire 7,658 shares at $2.125 per share which become exercisable in one-third annual installments commencing in October 2000 and options to acquire 15,000 shares at $2.84 per share, which become exercisable in one-third annual installments, commencing in December 2000.

(3) Includes Warrants to purchase 5,000 shares of common stock at $3.75 per share and options to acquire (a) 16,800 shares of common stock at $1.875 per share; (b) 16,800 shares of common stock at $2.25 per share; (c) 37,800 shares of common stock at $13.00 per share, (d) 25,000 shares of common stock at $3.00 per share, of which options to acquire 8,333 shares became exercisable in each of December 2000 and December 2001; and (e) 20,000 shares of common stock at $5.13 per share. Also includes 11,554 shares of common stock owned by her daughter, 9,000 shares of common stock owned by her husband, and options held by her husband to acquire 3,600 shares of common stock at $13.00 per share, of which options to acquire 1,200 shares became exercisable in each of December 2000 and December 2001. Does not include options to acquire 53,604 shares at $2.125 per share, which become exercisable in one-third annual installments, commencing in October 2000 and options to acquire 50,000 shares at $2.84 per share which become exercisable in one-third annual installments commencing in December 2000 . Also does not include options held by her husband to acquire 6,126 shares of common stock at $2.125 per share, which become exercisable in one-third annual installments, commencing in October 2000, and options to acquire 20,000 shares at $2.84 per share, which become exercisable in one-third annual installments, commencing in December 2000.

(4) Includes options to acquire (a) 19,000 shares of common stock at $1.875 per share; (b) 19,200 shares of common stock at $2.25 per share; (c) 40,200 shares of common stock at $13.00 per share; (d) 25,000 shares of common stock at $3.00 per share, of which options to acquire 8,333 shares become exercisable in each of December 2000 and December 2001; and (e) 20,000 shares of common stock at $5.13 per share. Also includes options held by his wife to acquire 3,600 shares of common stock at $13.00 per share, of which options to acquire 1,200 shares become exercisable in each of November 2000 and November 2001. Does not include options to acquire 53,604 shares at $2.125 per share, which become exercisable in one-third annual installments, commencing in October 2000, and options to acquire 75,000 shares at $2.84 per share which become exercisable in one-third annual installments, commencing in December 2000. Also does not include options held by his wife to acquire 6,126 shares of common stock at $2.125 per share, which become exercisable in one-third annual installments commencing in October 2000 and options to acquire 20,000 shares at $2.84 per share, which become exercisable in one-third annual installments, commencing in December 2000.

(5) Includes options to acquire (a) 5,000 shares of common stock at $19.75 per share; (b) 5,000 shares of common stock at $12.38 per share; (c) 5,000 shares of common stock at $7.00 per share; and (d) 5,000 shares of common stock at $2.38 per share. Does not include options to acquire 25,000 shares at $2.85 per share, which become exercisable in one-third annual installments, commencing in December 2000.

(6) Includes (a) 11,965 shares held by his wife, individually and as custodian for their minor children; (b) 21,680 shares held by a corporation in which he is a principal shareholder; and (c) warrants to purchase 15,000 shares of common stock at $3.75 per share. Does not include options to acquire 50,000 shares of common stock at $2.84 per share, which become exercisable in one-third annual installments, commencing in December 2000.

(7) Does not include up to 176,056 shares of common stock which may be acquired if earned pursuant to the earnout agreement described in Proposal 3.

(8) Does not include up to 264,085 shares of common stock which may be acquired if earned pursuant to the earnout agreement described in Proposal 3.

(9) Includes options to acquire (a) 10,000 shares of common stock at $11.50 per share, and (b) 10,000 shares of common stock at $3.00 per share, of which options to acquire 3,333 shares become exercisable in each of December 2000 and December 2001. Does not include options to acquire 22,000 shares at $2.84 per share, which become exercisable in one-third annual installments, commencing in December 2000.

(10) Does not include options to acquire 25,000 shares of common stock at $2.84 per share which become exercisable in one-third annual installments commencing in December 2000.

(11) Does not include options to acquire 100,000 shares of common stock at $2.375 per share which become exercisable in one-third annual installments commencing in February 2001.

(12) Includes options to acquire (a) 25,000 shares of common stock at $5.75 per share, of which options to acquire 8,333 shares become exercisable in January 2001, and options to acquire 15,000 shares at $3.00 per share of which options to acquire 5,000 shares become exercisable in one-third annual installments, commencing in each of December 2000 and December 2001. Does not include options to acquire 35,000 shares at $2.84 per share which become exercisable in one-third annual installments, commencing in December 2000.

                        Independent Public Accountants

     On September 16, 1999, we engaged Grant Thornton LLP as the principal accountant to audit our financial statements for the fiscal year ending September 30, 1999. Accordingly, BDO Seidman LLP was dismissed as of that date. The decision to change accountants was recommended by the audit committee of the Board.

     BDO Seidman LLP's Report on our financial statements for either of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion nor was it modified as to uncertainty, audit scope or accounting principles. We do not believe that there were any disagreements with BDO Seidman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during those past two fiscal years, which, if not resolved to BDO Seidman LLP's satisfaction, would have caused BDO Seidman LLP to make reference to the subject matter of the disagreement(s) in connection with its reports. However, during fiscal 1999, BDO Seidman informed us of the need to evaluate for impairment the unamortized carrying value of the audio production rights, the balance of which, as of September 30, 1998 and June 30, 1999 was $1,400,000 and $1,089,000, respectively. We evaluated such audio production rights for impairment at September 30, 1999.

     A representative of Grant Thornton is expected to be present at the annual meeting and available to respond to appropriate questions. Although the firm has indicated that no statement will be made, an opportunity for a statement will be provided. Management has not made an appointment of auditors for the fiscal year ending September 30, 2000.

               Stockholder Proposals For The Next Annual Meeting

     Any proposal to be presented at the next annual meeting of shareholders must be received by us, directed to the attention of the Secretary, no later than November 30, 2000 in order to be included in our proxy statement and form of proxy for that meeting.

                      Where You Can Find More Information

     A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 1999, has been enclosed with this proxy statement. An additional copy is available to each record and beneficial owner of our securities without charge upon written request to the Secretary at 9101 Jameel, Suite 180, Houston, Texas 77040. The SEC allows us to "incorporate by reference" information from the 10-K into this proxy statement if the 10-K is delivered with the proxy statement. The information incorporated by reference is located in Items 7, 7A, 8 and 9 of the 10-K. Also enclosed is a copy of our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999, which Report is also incorporated by reference into this proxy statement.

                                 Other Matters

     The Board of Directors knows of no business that will be presented at the annual meeting other than that described above. If any matters other than those referred to above should properly come before the annual meeting, the persons designated by the Board of Directors to serve as proxies intend to vote such proxies in accordance with their best business judgment.

                              By Order of the Board of Directors



                              Jana Mitcham
                              Secretary

May 1, 2000

                         Advanced Nutraceuticals, Inc.
                                  9101 Jameel
                             Houston, Texas  77040
                    Proxy For Annual Meeting Of Shareholders

     The undersigned hereby appoint David P. Bertrand and Jana Mitcham, or either of them, as Proxies or __________________________ (shareholder may strike the Proxy Committee designated by management and insert the name and address of another person(s))with power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting of the Shareholders of Advanced Nutraceuticals, Inc. (the "Company") to be held at 3:00 p.m. (local time) on June 6 2000 at Houston, Texas, or any adjournment or postponement thereof, on the following matters:

1.   ELECTION OF DIRECTORS
     NOMINEES: F. Wayne Ballenger, David P. Bertrand, M.F. Florence, Jana Mitcham, Gregory Pusey, Pailla M. Reddy and Neil S. Sirkin

     FOR all Nominees    ______         WITHHELD for all Nominees    ______

     FOR, except for the following Nominee(s):
     _________________________________________________________________________

2.   APPROVAL OF AMENDMENT OF THE 1995 STOCK OPTION PLAN

     FOR  _____     AGAINST  _____     ABSTAIN  _____

3.   APPROVAL OF CONVERSION OF THE SERIES A PREFERRED STOCK TO COMMON STOCK

     FOR  _____     AGAINST  _____     ABSTAIN  _____

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Unless contrary instructions are given, the shares represented by this Proxy will be voted for the election of all nominees for directors and for the proposals. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCED NUTRACEUTICALS, INC. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

     Please sign exactly as shown on your stock certificate and on the envelope in which this Proxy was mailed. When signing as Partner, Officer, Trustee, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.

                                Signature(s):  _____________________________
                                Signature(s):  _____________________________
                                Date:  _____________________________________